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                                                                     EXHIBIT 2.6


                      NONCOMPETITION, CONFIDENTIALITY, AND
                            NONSOLICITATION AGREEMENT


         This Noncompetition, Confidentiality, and Nonsolicitation Agreement ("Noncompetition Agreement"), is made this 2nd day of December, 1998, by and between Children's Comprehensive Services of California, Inc., a California corporation, ("Purchaser") and Joseph C. McCoy, an individual resident of California ("McCoy").


                                    RECITALS

         A. Pursuant to that certain Stock Purchase Agreement, dated concurrently herewith, (the "Stock Purchase Agreement"), Purchaser has, on the date hereof, purchased from McCoy, William M. Bosic, and Donald J. Bosic all of the issued and outstanding capital stock of Somerset, Incorporated, a California corporation (the "Company").

         B. Prior to the consummation of such transactions, McCoy was a shareholder, Director, Officer, and employee of Company, and in such capacity, had access to proprietary and confidential information relating to financial and business operations of Company.

         C. Sections 6.2(j) and 6.3(e) of the Stock Purchase Agreement provide that, as a condition to the consummation of the transactions contemplated therein, McCoy execute a Noncompetition, Confidentiality, and Nonsolicitation Agreement providing for certain obligations of McCoy to refrain from competing with Purchaser, its parent corporation and affiliates, including but not limited to Purchaser or Company (collectively, the "Companies"), within a certain geographical area, soliciting employees or clients of the Companies, or disclosing confidential information relating to the Companies.

         D. McCoy recognizes that in connection with the closing of the transactions contemplated in the Stock Purchase Agreement that it is in Purchaser's interests to restrict McCoy's ability to compete with, solicit employees or clients from and disclose confidential information regarding the Companies.


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants hereinafter set forth and in the Stock Purchase Agreement, the parties hereto agree as follows:

1. Covenant Not to Compete and Engage in Solicitation. McCoy agrees that for a period of five (5) years following the later of (x) the date hereof and (y) the last date of employment of McCoy by any of the Companies, he shall not, directly or indirectly:



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                  A. own, manage, operate, join, have an interest in, control or participate in the ownership, management, operation or control of, be employed by, assist in, act as a consultant to, or be connected with, directly or indirectly, as an officer, director, shareholder, member, partner, proprietor, employee, agent, independent contractor, or otherwise be connected in any manner with, or have any direct or indirect financial interest, including, without limitation, an interest as a creditor, in any form of business activity which is directly or indirectly in competition with the business activity conducted by or on behalf of any of the Companies (the "Business") throughout the State of California (the "Territory");

                  B. hire, or promote to others, the hiring of any of the Companies' employees, during and for a period of one (1) year following termination of the respective employee's employment with any of the Companies; or

                  C. solicit, or promote to others, the solicitation of clients or customers of any of the Companies.

         Notwithstanding the foregoing, McCoy shall not be in violation of the foregoing covenant not to compete and engage in solicitation with respect to any of the activities prohibited by subparagraphs A (in its entirety) and B (but not to include the promotion to others) to the extent (i) such activities are conducted by or on behalf of Children's Therapeutic Communities, a California nonprofit corporation ("CTC"), and (ii) McCoy is, at each such time, either a director, officer, or employee of CTC.

2. Covenant Not to Disclose Confidential Information. At any time following the date hereof, McCoy will not, directly or indirectly, disclose or use or otherwise exploit for his own benefit, or the benefit of any other person, any Confidential Information (as defined below). For purposes of this Noncompetition Agreement, the term "Confidential Information" shall mean any business or financial information relating to any of the Companies or to the Business of the Companies (whether or not constituting a trade secret), which is not in the public domain. Without limiting the generality of the foregoing, so long as such information is not generally known in the Business or ascertainable by proper means and is treated by any of the Companies as proprietary and confidential, Confidential Information shall include, but shall not be limited to, the following information regarding any of the Companies:

                  A. any patent, patent application, copyright, trademark, trade name, service mark, service name, "know-how" or trade secrets;

                  B. customer lists and information relating to (i) any client of any Company or (ii) any client of the operations of any other person or entity for which operations any Company provides management services;

                  C. supplier lists, pricing policies, consulting contracts and competitive bid information;




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                  D. company records, operational methods and company policies and procedures, including manuals and forms;

                  E. marketing data, plans and strategies;

                  F. business acquisition, development, expansion or capital investment plan or activities;

                  G. software and any other confidential technical programs;

                  H. personnel information, employee payroll and benefits data;

                  I. accounts receivable and accounts payable;

                  J. other financial information, including financial statements, budgets, projections, earnings and any unpublished financial information; and

                  K. company correspondence and communications with outside parties.

         As used in this Section 2, the term "person" shall mean an individual, a partnership, an association, a corporation, a trust, an unincorporated organization, a limited liability company, a registered limited liability partnership or any other business entity or enterprise. Notwithstanding the provisions of this Section 2 to the contrary, McCoy shall not be prohibited hereunder from making any disclosure required by law.

3. Injunctive Relief; Invalidity of Any Provision. McCoy acknowledges that (a) his ownership of and positions as a shareholder, a director, an officer and an employee of Company afforded his access to Confidential Information regarding the Business of Company, (b) he will benefit from the consummation of the transactions contemplated by the Stock Purchase Agreement, including but not limited to by reason of the consideration received by him thereby, (c) the nature and periods of restrictions imposed by the covenants contained in Sections 1 and 2 hereof are fair, reasonable and necessary to protect the Companies, (d) the Companies would sustain irreparable loss and damage if McCoy were to breach any of such covenants, (e) the Companies actively conduct the Business and are actively expanding the Business throughout the Territory, and
(f) the Companies' remedy at law for such a breach will be inadequate. Accordingly, McCoy agrees and consents that the Companies, in addition to all other remedies available to any of them, at law or in equity, shall be entitled to:

                  A. seek both preliminary and permanent injunctions to prevent or halt a breach or threatened breach by McCoy of any covenant contained in either Sections 1 or 2 hereof; and

                  B. set-off the entire amount of any Damages arising by such breach or threatened breach against the amounts, if any, then due under the Real Estate Note.

         If any provision of either of Sections 1 or 2 of this Noncompetition Agreement is determined by a court of competent jurisdiction to be invalid in whole or in part, it shall be deemed to have been





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amended, whether as to time, area covered or otherwise, as and to the extent required for its validity by such court, and as so amended, shall be enforceable. The parties further agree to execute all documents necessary to evidence such amendment.

4. Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Noncompetition Agreement shall be in writing and shall be given to Purchaser or to McCoy in accordance with the provisions of Section 11.8 of the Stock Purchase Agreement.

5. Construction of Agreement.

         5.1 Written Changes Only. This Noncompetition Agreement may not be changed or terminated orally, and no modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom enforcement is sought (other than as provided in the last sentence of Section 4 hereof).

         5.2 Tense; Captions. In construing this Noncompetition Agreement, whenever appropriate, the singular tense shall also be deemed to mean the plural, and vice versa, and the captions contained in this Noncompetition Agreement shall be ignored.

         5.3 Governing Law and Severability. This Noncompetition Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of California. If any court holds any provision of this Noncompetition Agreement or the application of the provision to any person or circumstance invalid, the remaining provisions of this Noncompetition Agreement, and the application of the provision to persons or circumstances other than those to which it is held invalid, shall not be affected.

         5.4 Assignment Prohibited. McCoy's obligations hereunder shall not be assignable to any other person or entity.

         5.5 Binding Effect; Benefit. Except as otherwise specifically provided herein, this Noncompetition Agreement shall be binding upon, and shall inure to the benefit of, the Companies and their respective successors and assigns.

         5.6 Integrated Agreement. This Noncompetition Agreement constitutes the entire agreement between the parties by which they agreed to be bound and supersede all prior and contemporaneous agreements, correspondence, arrangements and understanding (whether written or oral) relating to its subject matter and the transactions contemplated by it.

         5.7 Execution in Counterparts. This Noncompetition Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

         5.8 Third Party Beneficiaries. With respect to the provisions of Sections 1 and 2 hereof, the parent corporation of Purchaser, the Company and all current and any future direct or indirect




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Affiliates (as defined below) of such parent corporation, are hereby made third-party beneficiaries of this Noncompetition Agreement. As used herein, the term "Affiliates" refers to any corporation or entity that controls, is controlled by or is under common control with either Purchaser or any successor or assignee of such parent corporation.

         5.9 Recovery of Attorneys' Fees. If either party brings an action against the other to enforce any condition or covenant of this Noncompetition Agreement, the prevailing party in such action shall be entitled to recover its court costs and reasonable attorneys' fees in the judgment rendered through such action.


         IN WITNESS WHEREOF, the parties have executed this Noncompetition Agreement as of the date first written above.


                                  ----------------------------------------
                                  JOSEPH C. MCCOY


                                  CHILDREN'S COMPREHENSIVE SERVICES OF
                                     CALIFORNIA, INC., A CALIFORNIA CORPORATION


                                   By:
                                          --------------------------------------
                                   Name:
                                          --------------------------------------
                                   Title:
                                          --------------------------------------




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